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EXHIBIT (a)(vii)
ARTICLES OF AMENDMENT DATED 10/21/2002

                       BOULDER GROWTH & INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     Boulder Growth & Income Fund, Inc., a Maryland corporation with its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Article FIFTH of the Articles of Incorporation of the Corporation, as amended, the charter of the Corporation is hereby amended by amending the current provisions of Article FIFTH of the Articles of Incorporation to read as follows:

          FIFTH: (a) The total number of shares of stock that the Corporation shall have authority to issue is 250 million (250,000,000) shares, all initially designated Common Stock, of the par value of One Cent ($0.01) each and of the aggregate par value of 2.5 Million Dollars ($2,500,000). The Board of Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The Board of Directors of the Corporation is also authorized to classify or to reclassify from time to time any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of the stock.

     SECOND: Immediately prior to the above amendment, the total number of shares of stock that the Corporation had authority to issue was 10,000,000 shares, all initially designated Common Stock, with a par value of $1.00 each for an aggregate par value of $10,000,000; after the above amendment, the total number of shares of stock that the Corporation has authority to issue is 250,000,000 shares, all initially designated Common Stock, with a par value of $0.01 each for an aggregate par value of $2,500,000.

     THIRD: The above amendment to the Charter was unanimously approved by the Board of Directors. The above amendment is limited to changes expressly authorized by Maryland General Corporation Law Section 2-105(a)(12) and Section 2-605 to be made without action by




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stockholders.

     IN WITNESS WHEREOF, Boulder Growth & Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of October 21, 2002. The undersigned President of Boulder Growth & Income Fund, Inc., hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.

DATE: October 21, 2002

WITNESS:


/s/ Stephanie Kelley

Stephanie Kelley, Secretary


BOULDER GROWTH & INCOME FUND, INC.


/s/ Stephen C. Miller

Stephen C. Miller, President